UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant Filed by a Party other than the Registrant
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☒	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.
TCG BDC, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
TCG BDC, Inc.
One Vanderbilt Avenue, Suite 3400
New York, NY 10017
September ___, 2021
To Our Stockholders:
We are pleased to invite you to attend a Special Meeting of Stockholders (the “Meeting”) of TCG BDC, Inc. (“we,” “us,” “our,” “TCG BDC” or the “Company”) to be held on _________, 2021, at 8:30 a.m. Eastern time. The Meeting will be held virtually at https://www.virtualshareholdermeeting.com/CGBD2021SM.
The following pages include a formal notice of the Meeting ("Notice") and our proxy statement. The Notice and proxy statement describe the matter on the agenda for the Meeting. Please read these materials so that you will know what we intend to act on at the Meeting.
At the Meeting, you will be asked to consider and vote upon a proposal to authorize the Company, with the approval of the Company’s Board of Directors, to sell or otherwise issue shares of the Company’s common stock, during the next 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement.
After careful consideration, our Board of Directors, including our directors that are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, has determined that the proposal to be considered and voted on at the Meeting is in the best interests of the Company and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal.
It is important that your shares be represented at the Meeting, regardless of whether you plan to attend the Meeting. Please vote your shares as soon as possible through any of the voting options available to you as described in our proxy statement.
On behalf of management and our Board of Directors, we thank you for your continued support of TCG BDC, Inc.

Sincerely,

/s/ Linda Pace
Linda Pace
Chief Executive Officer, President and Chair
New York, NY
September ___, 2021

TCG BDC, Inc.
One Vanderbilt Avenue, Suite 3400
New York, NY 10017
Notice of a Special Meeting of Stockholders
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of TCG BDC, Inc. (“we,” “us,” “our,” “TCG BDC” or the “Company”) will be held virtually at https://www.virtualshareholdermeeting.com/CGBD2021SM on __________, 2021, at 8:30 a.m. Eastern time.
At the Meeting, holders of our common stock and holders of our convertible preferred stock, series A (“preferred stock”), voting together as a single class, will be asked to consider and vote on the following proposal:
1.To consider and vote upon a proposal to authorize the Company, with the approval of the Company’s Board of Directors, to sell or otherwise issue shares of the Company’s common stock, during the next 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement.
Only holders of record of our common stock and our preferred stock (collectively, the “stockholders”) at the close of business on _________, 2021 are entitled to notice of and to vote at the Meeting or at any postponement or adjournment thereof.
It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. If you are unable to attend the Meeting, we encourage you to vote your proxy by following the instructions provided on the enclosed proxy card. In the event there are not sufficient votes for a quorum at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by the Company.
Our Board of Directors unanimously recommends that you vote “FOR” the proposal.
The enclosed proxy statement provides a detailed description of the Meeting, the proposal and other related matters. We urge you to read the proxy statement carefully and in its entirety.

By Order of the Board of Directors,

/s/ Erik Barrios
Erik Barrios
Secretary
New York, NY
September ___, 2021
Stockholders are requested to execute and return promptly the accompanying proxy card, which is being solicited by the Board of Directors of the Company. You may execute the proxy card using the methods described in the proxy card. Executing and returning the proxy card is important to ensure a quorum at the Meeting. Stockholders also have the option to authorize their proxies by telephone or Internet by following the instructions printed on the proxy card. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised, subject to the voting deadlines that are described in the accompanying proxy statement. Any such notice of revocation should be provided by the stockholder in the same manner as the proxy being revoked.

TCG BDC, Inc.
One Vanderbilt Avenue, Suite 3400
New York, NY 10017

PROXY STATEMENT
FOR A
SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board” or the “Directors”) of TCG BDC, Inc., which is sometimes referred to in this proxy statement as “TCG BDC,” “we,” “us,” “our” or the “Company,” for use at a Special Meeting of Stockholders (the “Meeting”) to be held virtually at https://www.virtualshareholdermeeting.com/CGBD2021SM on _________, 2021, at 8:30 a.m. Eastern time. Only holders of record of our common stock and our convertible preferred stock, series A (the “preferred stock”), at the close of business on ________, 2021 (the “Record Date”) will be entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, we had ___________ shares of common stock and 2,000,000 shares of preferred stock outstanding and entitled to vote at the Meeting.
We encourage you to vote your shares, either by voting at the Meeting or by granting a proxy (i.e. authorizing someone to vote your shares) by following the instructions on the enclosed proxy card. If you properly authorize your proxy and the Company receives it in time for the Meeting, the persons named as proxies will vote the shares registered directly in your name in the manner that you specify. All proxies will be voted in accordance with the instructions contained therein. Unless contrary instructions are specified, if the accompanying proxy is executed and returned (and not revoked) prior to the Meeting, the shares of TCG BDC’s common stock represented by the proxy and the shares of TCG BDC’s preferred stock represented by proxy will be voted FOR the proposal to authorize the Company, with the approval of the Board, to sell or otherwise issue shares of the Company’s common stock, during the next 12 months following stockholder approval, at a price below the then-current net asset value per share (“NAV”), subject to certain limitations described in the proxy statement (the “Share Issuance Proposal”).
Voting Rights
Holders of our common stock and our preferred stock (collectively, the "stockholders") are entitled to one vote for each share held as of the Record Date. If your shares are held for your account by a broker, bank or other institution or nominee, your institution or nominee will not vote your shares unless you provide instructions to your institution or nominee on how to vote your shares. You should instruct your institution or nominee how to vote your shares by following the voting instructions provided by your institution or nominee.
The Meeting is being held to consider and vote upon the Share Issuance Proposal.
Quorum, Effect of Abstentions and Broker Non-Votes, Vote Required to Approve the Proposal
The holders of a majority of all the votes entitled to be cast, without regard to class, must be present or represented by proxy at the Meeting in order to have a quorum. If you have properly voted by proxy online or via mail and did not subsequently revoke your proxy, you will be considered part of the quorum. We will count “abstain” votes as present for the purpose of establishing a quorum for the transaction of business at the Meeting. If at any time shares are held through brokers, we will count broker non-votes, if any, as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. Notwithstanding the foregoing, we do not expect any broker non-votes at the Meeting because there are no routine proposals to be voted on at the Meeting. For this reason, it is imperative that stockholders vote or provide instructions to their broker as to how to vote. Stockholders do not have cumulative voting rights or rights of appraisal.
Provided a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of the stockholders of the Company holding (1) a majority of the outstanding shares entitled to vote at the Meeting and (2) a majority of the outstanding shares entitled to vote at the Meeting that are not held by affiliated persons of the Company. The outstanding common stock and preferred stock, voting together as a single class, represent the Company’s outstanding shares entitled to notice of and to vote at the Meeting. The Investment Company Act of 1940, as amended (the “1940 Act”), defines “a majority of outstanding voting securities” of the Company as (a) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy or (b) more than 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against the Share Issuance Proposal.
The inspector of elections appointed for the Meeting will separately tabulate affirmative and any “abstain” votes and broker non-votes.
Adjournment of Meeting
In the event that a quorum is not achieved at the Meeting, either in person or represented by proxy, the chair of the Meeting shall have the power to adjourn the Meeting without any future date designated for resumption or from time to time not more than 120 days after the original Record Date without notice other than the announcement at the Meeting to permit further solicitation of proxies. If the Meeting is adjourned and a quorum is present at such adjournment, any business may be transacted which might have been transacted at the Meeting as originally notified.
The stockholders present either in person or by proxy at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment (that is, the adjourned meeting), notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.
Proxies for the Meeting
The named proxies for the Meeting are Erik Barrios, Joshua Lefkowitz and Peter Gaunt (or their duly authorized designees), who will follow submitted proxy voting instructions. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the Share Issuance Proposal.
Expenses of Soliciting Proxies
The Company will bear the expense of the solicitation of proxies for the Meeting. In addition to the solicitation of proxies by mail or e-mail, proxies may be solicited in person and by telephone or facsimile transmission by Directors and officers of the Company, or certain employees of and affiliates of the Company’s investment adviser without special compensation therefor. The Company has also retained D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies. The cost of D.F. King’s services with respect to the Company is estimated to be approximately $________ plus reasonable out-of-pocket expenses and fees for additional services requested.
Address of our Adviser and Administrator
The principal executive offices of our investment adviser, Carlyle Global Credit Investment Management L.L.C., and our administrator, Carlyle Global Credit Administration L.L.C., are located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017.
Householding of Proxy Materials
Under rules adopted by the SEC, companies and intermediaries (e.g., brokers) may satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. The rules also apply to the delivery of the Notice.

The Company’s amended and restated bylaws, as amended (the “Bylaws”), allow us to give a single notice to all stockholders who share an address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice. A single copy of the Notice or, if applicable, our Proxy Statement and our Annual Report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We will promptly deliver a separate copy of these documents to you upon written or oral request to the attention of the Secretary of the

Company, Erik Barrios, at our principal executive offices located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017 or 212-813-4900. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker. Stockholders who currently receive multiple copies of the Proxy Statement and Annual Report at their addresses and would like to request “householding” of their communications should contact their brokers.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by: (1) delivering a written revocation notice prior to the Meeting to the Company, Attention: Secretary, One Vanderbilt Avenue, Suite 3400, New York, NY 10017; (2) submitting a later-dated proxy card, a later-dated electronic vote via the website stated on the proxy card, or a later-dated vote using the toll-free telephone number stated on the proxy card; or (3) voting at the Meeting. If a stockholder holds shares of common stock through a broker, bank or other nominee, the stockholder must follow the instructions received from the broker, bank or other nominee in order to revoke the voting instructions. Attending the Meeting does not revoke a proxy unless the stockholder also votes at the Meeting.
Contact Information for Proxy Solicitation
You can contact us by mail sent to the attention of the Secretary of the Company, Erik Barrios, at our principal executive offices located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017. You can call us by dialing 212-813-4900. You can access our proxy materials online at www.proxyvote.com using the control number found on your Notice or in the box at the right of your Proxy Card.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. The following table sets forth, as of the Record Date, the beneficial ownership as indicated in the Company’s books and records of each Director, including each Director that is not an “interested person,” as defined in the 1940 Act, of the Company (such Director, an “Independent Director”), each executive officer of the Company, the executive officers and Directors as a group, and each person known to us to beneficially own 5% or more of the outstanding shares of our common stock or preferred stock. Ownership information for those persons who beneficially own 5% or more of the outstanding shares of our common stock is based on Schedule 13G, other filings by such persons with the SEC or other information obtained from such persons.
The percentage ownership is based on _____________ shares of common stock and 2,000,000 shares of preferred stock outstanding as of the Record Date. To our knowledge, except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and/or investment power with respect to shares beneficially owned by such stockholder. Unless otherwise indicated by footnote, the address for each listed individual is One Vanderbilt Avenue, Suite 3400, New York, NY 10017.

Name of Individual or Identity of Group	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Beneficially Owned(1)	Number of Shares of Preferred Stock Beneficially Owned(1)	Percent of Preferred Stock Beneficially Owned(1)
Directors and Executive Officers:
Interested Directors
Linda Pace(2)	[43,204]	*	—	—
Mark Jenkins(3)	[15,219]	*	—	—
Independent Directors
Nigel D.T. Andrews(4)	[10,100]	*	—	—
Leslie E. Bradford(5)	[1,000]	*	—	—
John G. Nestor(6)	[45,600]	*	—	—
William H. Wright II	—	—	—	—
Aren C. LeeKong(7)	[3,570]	*	—	—
Executive Officers Who Are Not Directors
Thomas M. Hennigan(8)	[60,740]	[__]%	—	—
Peter Gaunt	—	—	—	—
Erik Barrios	—	—	—	—
Taylor Boswell(9)	[89,274]	[__]%	—	—
All Directors and Executive Officers as a Group (11 persons)	[268,707]	[__]%	—	—
Five-Percent Stockholder:
Carlyle Investment Management L.L.C. ("CIM")	[5,263,157](10)	[__]%(11)	2,000,000(12)	100%

*	Represents less than one tenth of one percent.
(1)	For purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares of our common stock and/or our preferred stock as of a given date which such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days after such date. For purposes of computing the percentage of outstanding shares of our common stock and our preferred stock held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of determining the percentage of shares beneficially owned for such person, but is not deemed to be outstanding for the purpose of computing the percentage of beneficial ownership of any other person (except in the case of Directors and executive officers as a group). Except as otherwise noted, each beneficial owner of more than five percent of our common stock and our preferred stock and each Director and executive officer has sole voting and/or investment power over the shares reported.
(2)	Consists of [43,204] shares of common stock directly owned by Ms. Pace.
(3)	Consists of [15,219] shares of common stock directly owned by Mr. Jenkins.
(4)	Consists of [10,100] shares of common stock directly owned by Mr. Andrews.
(5)	Consists of [1,000] shares of common stock directly owned by Ms. Bradford.
(6)	Consists of [19,800] shares of common stock directly owned by Mr. Nestor and [25,800] shares of common stock held by trusts for which Mr. Nestor or his spouse serve as trustee. Mr. Nestor disclaims beneficial ownership of the securities held by such trusts, except to the extent of his pecuniary interest therein.
(7)	Consists of [3,570] shares of common stock directly owned by Mr. LeeKong.
(8)	Consists of [58,780] shares of common stock directly owned by Mr. Hennigan and [1,960] shares held by his spouse. Mr. Hennigan disclaims beneficial ownership of the securities held by his spouse, except to the extent of his pecuniary interest therein.
(9)	Consists of [89,274] shares of common stock directly owned by Mr. Boswell.
(10)	Reflects the number of shares of common stock that would be directly owned by CIM as of the Record Date if CIM had opted to convert all of its shares of preferred stock pursuant to the terms of the preferred stock.
(11)
In computing the percentage of common stock beneficially owned by CIM, shares of common stock issuable upon the conversion of the outstanding shares of preferred stock are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(12)	Consists of 2,000,000 shares of preferred stock directly owned by CIM.

PROPOSAL NO. 1
AUTHORIZATION TO SELL OR OTHERWISE ISSUE SHARES OF COMMON STOCK BELOW NET ASSET VALUE
Background
The Company is a closed-end investment company that has elected to be regulated as a business development company (“BDC”) under the 1940 Act. The 1940 Act generally prohibits the Company, as a BDC, from offering and selling shares of the Company’s common stock, par value $0.01 per share (the “Shares”), at a price per Share, after deducting underwriting commissions and discounts, below the then-current NAV per Share unless the policy and practice of doing so is approved by the Company’s stockholders within one year immediately prior to any such sales.
The Company is seeking stockholder approval of the Share Issuance Proposal, which would allow the Company to sell its Shares below NAV per Share in order to provide flexibility for future sales, which typically are undertaken quickly in response to market conditions. The Company believes that it is important to maintain consistent access to capital through the public and private equity markets to enable the Company to raise capital for the Company’s operations, including to repay outstanding indebtedness of the Company, to continue to build the Company’s investment portfolio or for other general corporate purposes, as and when the Board believes it is in the Company’s best interests and that of stockholders. In addition, during volatile periods, such as the recent period as a result of the COVID-19 pandemic, this ability could, among other things, add financial flexibility to comply with regulatory requirements and debt facility covenants, including the applicable debt to equity ratio, provide access to capital markets to pursue attractive investment and acquisition opportunities and improve capital resources to enable the Company to compete more effectively for high quality investment opportunities. It could also minimize the likelihood that the Company would be required to sell assets that the Company would not otherwise sell, which sales could occur at times and at prices that are disadvantageous to the Company and its stockholders. The final terms of any such sales will be determined by the Board at the time of sale. Also, because the Company does not have any immediate plans to sell any Shares at a price below the then-current NAV per Share, it is impracticable to describe the transaction or transactions in which such Shares would be sold. Instead, any transaction where the Company would sell Shares, including the nature and amount of consideration that would be received by the Company at the time of sale and the use of any such consideration, will be reviewed and approved by the Board at the time of sale. If the Share Issuance Proposal is approved, the Company will not solicit further authorization from its stockholders prior to any such sale, and the authorization would be effective for Shares sold during the next 12 months following stockholder approval. The Company sought and received stockholder approval for a similar proposal last year but has not used such authority. This proxy statement is not an offer to sell securities of the Company. Securities may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from SEC registration requirements.
The Share Issuance Proposal limits the maximum number of Shares salable at a price below the then-current NAV per Share, on an aggregate basis, including any prior offerings made pursuant to this authority, to 25% of the Company’s then-outstanding Shares immediately prior to each such sale. Furthermore, pursuant to this authority, there would be no limit on the discount to NAV per Share at which Shares could be sold. See below for a discussion and an example of the dilutive effect of the sale of Shares at a price below NAV per Share.
The Board, including a majority of the Independent Directors and a majority of Directors who have no financial interest in the Share Issuance Proposal, has approved the Share Issuance Proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. For these purposes, Directors will not be deemed to have a financial interest solely by reason of their ownership of the Company’s Shares.
If this authorization is approved on ___________, 2021, it will expire on _________, 2022, the twelve month anniversary of such stockholder approval.
1940 Act Conditions for Sales at a Price below NAV per Share
The Company’s ability to issue Shares at a price below NAV per Share is governed by the 1940 Act. Specifically, Section 63(2) of the 1940 Act provides that the Company may offer and sell Shares at prices below the then-current NAV per Share with stockholder approval, if:

•it is determined that any such sales would be in the best interests of the Company and its stockholders by (1) a majority of the Company’s independent Directors and (2) a majority of the Company’s Directors who have no financial interest in the proposal (such approvals together, a “required majority of Directors”); and
•a required majority of Directors, in consultation with the underwriter or underwriters of the offering, if it is underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of a firm commitment to purchase Shares or immediately prior to the issuance of Shares, that the price at which Shares are to be sold is not less than a price which closely approximates the market value for Shares, less any distributing commission or discount.
Without the approval of stockholders to sell or otherwise issue Shares at prices below NAV per Share, the Company would be prohibited from selling Shares to raise capital when the market price for Shares is below the then-current NAV per Share.
Board Approval

The Board, including a majority of the Independent Directors and a majority of Directors who have no financial interest in the Share Issuance Proposal, has approved the Share Issuance Proposal as in the best interests of the Company and its stockholders and recommends it to the stockholders for their approval. For these purposes, Directors will not be deemed to have a financial interest solely by reason of their ownership of the Company’s Shares. The Board believes that having the flexibility for the Company to sell its Shares below NAV in certain instances is in the Company’s best interests and the best interests of its stockholders. This would, among other things, add financial flexibility to comply with regulatory requirements and debt facility covenants, including the applicable debt to equity ratio and provide access to the capital markets to pursue attractive investment opportunities during periods of volatility and improve capital resources to enable the Company to compete more effectively for high quality investment opportunities. Upon obtaining the requisite stockholder approval, the Company will comply with the conditions described in this proxy statement in connection with any offering undertaken pursuant to the Share Issuance Proposal. See below for a discussion and an example of the dilutive effect of the sale of Shares at a price below NAV per Share.
Reasons to Offer Shares at a Price Below NAV per Share
Status as a RIC and Maintaining a Favorable Debt to Equity Ratio
As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company may want to raise capital through the sale of Shares. RICs generally must distribute substantially all of their earnings from dividends, interest and short-term gains to stockholders in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support its operations, which may include paying down existing debt or making new investments (including investments into existing portfolio companies). The Company must also comply with the 150% asset coverage ratio requirement under the 1940 Act in order to incur debt or issue senior securities. Because BDCs must determine the fair value of the assets in their portfolio on a quarterly basis, an unfavorable shift in market dynamics or the existence of underperforming assets may lower that determination of fair value and therefore proportionately increase the value of balance sheet debt compared to assets. Failure to maintain the required asset coverage ratio could have severe negative consequences for the Company, including the inability to pay dividends and breach of covenants in the Company’s credit facility. Issuing additional equity would allow the Company to realign its debt to equity ratio and avoid these negative consequences.

Higher Market Capitalization and Liquidity May Make the Company’s Shares More Attractive to Investors
If the Company issues additional Shares, its market capitalization and the amount of its publicly tradable Shares may increase, which may afford stockholders greater liquidity. A larger market capitalization may make the Shares more attractive to a larger number of investors who have limitations of the size of companies in which they invest. Furthermore, a larger number of Shares outstanding may increase the Company’s trading volume, which could decrease the volatility in the secondary market price of its Shares.

Reduced Expenses Per Share
An offering that increases the Company’s total assets may reduce its overall expenses per Share due to the spreading of fixed expenses over a larger asset base. The Company must bear certain fixed expenses, such as certain administrative, governance and compliance costs that do not generally vary based on its size. On a per Share basis, these fixed expenses would be reduced when supported by a larger asset base.

Market Conditions Have Created, and May in the Future Create, Attractive Investment and Acquisition Opportunities
Market conditions may from time to time provide attractive opportunities to deploy capital, including at times when the Shares may be trading at a price below NAV per Share. For example, during the global financial crisis of 2008 and for several years afterward, the global capital markets experienced a period of disruption as evidenced by a lack of liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of certain major domestic and international financial institutions. Despite actions of the United States federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular.
Since the events of 2008, there have been continuing periods of volatility, some lasting longer and with a greater degree of magnitude than others, including recent market conditions that have been driven by the impact of COVID-19, and the widespread interruption to the functioning of the U.S. and global economies.
The Company believes that favorable investment opportunities to invest at attractive risk-adjusted returns, including opportunities to make acquisitions of other companies or investment portfolios at attractive values, may be created during periods of market disruption and volatility. However, periods of disruption and volatility, like the one we experienced recently, may also adversely affect the Company’s access to sufficient debt and equity capital in order to take advantage of attractive opportunities that are created during these periods. In addition, the debt capital that will be available, if any, may be at a higher cost and on less favorable terms and conditions in the future. Stockholder approval of the Share Issuance Proposal, subject to the conditions set forth herein, would provide the Company with the flexibility to raise equity capital to invest in such attractive investment opportunities, which typically need to be made expeditiously.
The additional capital raised through an offering of the Company’s Shares may also help the Company generate additional investment opportunities. With more capital to make investments, the Company could be a more meaningful capital provider and such additional capital would allow it to compete more effectively for high-quality investment opportunities. Such investment opportunities may be funded with proceeds of an offering of Shares.
There is no assurance that our stockholders will realize the benefits discussed above.
Trading History
The Company’s Shares have been listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “CGBD” since June 14, 2017. Prior to such date, there was no public market for the Company’s Shares. The Company’s Shares have historically traded at prices both above and below the Company’s NAV per Share. It is not possible to predict whether the Company’s Shares will trade at, above or below the Company’s NAV in the future.
The following table sets forth, for each fiscal quarter during the last three fiscal years and the first two quarters of the current fiscal year, the Company’s NAV per Share, the range of high and low closing sales prices of the Company’s Shares as reported on NASDAQ and the closing high and low sales prices of the Company’s Shares as a premium (discount) to the Company’s NAV.

For the Three Months Ended	NAV(1)	Price Range		High Sales Price Premium (Discount) to NAV(2)	Low Sales Price Premium (Discount) to NAV (2)
		High	Low
Year Ended December 31, 2018
March 31, 2018	$18.09	$18.62	$17.03	2.93%	(5.86)%
June 30, 2018	$17.93	$18.34	$17.02	2.29%	(5.08)%
September 30, 2018	$17.66	$17.97	$16.70	1.76%	(5.44)%
December 31, 2018	$16.59	$16.81	$12.40	1.33%	(25.26)%
Year Ended December 31, 2019
March 31, 2019	$17.30	$15.21	$12.81	(12.08)%	(25.95)%
June 30, 2019	$17.06	$15.51	$14.60	(9.09)%	(14.42)%
September 30, 2019	$16.58	$15.38	$13.47	(7.24)%	(18.76)%
December 31, 2019	$16.56	$14.53	$13.15	(12.26)%	(20.59)%
Year ended December 31, 2020
March 31, 2020	$14.18	$14.25	$4.61	0.50%	(67.49)%
June 30, 2020	$14.80	$10.20	$4.30	(31.08)%	(70.95)%
September 30, 2020	$15.01	$9.54	$7.88	(36.44)%	(47.50)%
December 31, 2020	$15.39	$11.54	$8.07	(24.95)%	(47.56)%
Year ended December 31, 2021
March 31, 2021	$15.70	$13.80	$10.23	(12.10)%	34.84%
June 30, 2021	$16.14	$13.86	$12.87	(14.12)%	20.26%
(1) NAV per Share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per Share on the date of the high and low closing sales prices. The NAVs shown are based on outstanding Shares at the end of the relevant quarter.
(2) Calculated as the respective high or low closing sales price less NAV, divided by NAV (in each case, as of the applicable quarter).
On _____, 2021, the last reported closing sales price of the Company’s Shares on NASDAQ was $____ per Share, which represented a [discount] of approximately ______% of the Company’s most recently reported NAV (as of June 30, 2021).
Dilution and Key Stockholder Considerations
Before voting on the Share Issuance Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect on the Company’s NAV per Share as a result of the issuance of Shares at a price less than the then-current NAV per Share. Any sale of Shares by the Company at a price below NAV per Share would result in an immediate dilution to existing stockholders on a per Share basis. This dilution would include reduction in the NAV per Share as a result of the issuance of Shares at a price below the then-current NAV per Share and a proportionately greater decrease in a stockholder’s per Share interest in the earnings and assets of the Company and per Share voting interest in the Company.
The 1940 Act establishes a connection between the price at which common stock is sold and NAV because, when common stock is sold at a price per share below NAV per share, the resulting increase in the number of outstanding shares of common stock is not accompanied by a proportionate increase in the net assets of the issuer. The Board will consider such dilutive effect to the Company when considering whether to authorize any specific issuance of Shares below NAV per Share.
Stockholders of the Company should also consider that they will have no subscription, preferential or preemptive rights to Shares authorized for issuance, and thus any future issuance of Shares at a price below NAV per Share would dilute a stockholder’s holdings of Shares as a percentage of Shares outstanding to the extent the stockholder does not purchase sufficient Shares in the offering or otherwise to maintain the stockholder’s percentage interest. Further, if the stockholder does not purchase, or is unable to purchase, any Shares to maintain the stockholder’s percentage interest, regardless of whether such offering is at a price above or below the then-current NAV per Share, the stockholder’s voting power will be diluted.

The precise extent of any such dilution to the Company’s Shares cannot be estimated before the terms of a common stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution resulting from an offering is the amount of net proceeds that the Company receives from such offering. The Board would expect that the net proceeds to the Company will be equal to the price that investors pay per Share, less the amount of any underwriting discounts and commissions.
As discussed above, it should be noted that the maximum number of Shares issuable below NAV that could result in such dilution is limited to 25% of the Company’s then-outstanding Shares.
Provided a quorum is present, approval of the Share Issuance Proposal requires the affirmative vote of the stockholders of the Company holding (1) a majority of the outstanding shares entitled to vote at the Meeting and (2) a majority of the outstanding shares entitled to vote at the Meeting that are not held by affiliated persons of the Company. The outstanding Shares and preferred stock, voting together as a single class, represent the Company’s outstanding shares entitled to vote at the Meeting. The 1940 Act defines “a majority of outstanding voting securities” of the Company as (a) 67% or more of the voting securities present at the Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy or (b) more than 50% of the outstanding voting securities of the Company, whichever is less. Abstentions and broker non-votes will not count as affirmative votes cast and will therefore have the same effect as votes against the Share Issuance Proposal.
The following examples indicate how a public offering of the Company’s Shares at a price less than NAV per Share would immediately affect the NAV per Share based on the assumptions set forth below. The examples do not include any effects or influence on the market price for Shares due to changes in investment performance over time, distribution policy, increased trading volume or other qualitative aspects of the Shares.
A placement of Shares at a price less than NAV to a third party in a private placement would have an impact substantially similar to the impact on existing stockholders who do not purchase any Shares in the public offering described below.

Examples of Dilutive Effect of the Issuance of Shares at a Price Below NAV per Share
Impact on Existing Stockholders who do not Participate in the Offering
Existing stockholders of the Company who do not participate in an offering below NAV per Share by the Company or who do not buy additional Shares in the secondary market at the same or lower price obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) face the greatest potential dilution risks. These stockholders will experience an immediate decrease in the NAV per Share of the Shares they hold and will also experience a disproportionately greater decrease in their participation in the Company’s earnings and assets and their voting power than stockholders who do participate in the offering. In addition, the costs of any offering of Shares below the then-current NAV will be borne by all of the Company’s stockholders regardless of whether they purchase additional Shares in the offering.
The following examples illustrate the level of NAV per share dilution that would be experienced by a nonparticipating stockholder in four different hypothetical common stock offerings of different sizes and levels of discount to NAV per share by a hypothetical issuer (“Issuer A”). The examples assume that Issuer A has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively.
The table below illustrates the dilutive effect on a nonparticipating stockholder (“Stockholder A”) of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and any underwriting discounts and commissions (a 5% discount to NAV per share); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and any underwriting discounts and commissions (a 10% discount to NAV per share); (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and any underwriting discounts and commissions (a 20% discount to NAV per share); and (4) an offering of 250,000 shares (25% of the outstanding shares) at $7.50 per share after offering expenses and any underwriting discounts and commissions (a 100% discount to NAV per share). NAV dilution similar to that shown herein would also apply to our existing common stockholders who do not receive shares of common stock at below NAV per Share upon conversion of our preferred stock at below NAV per Share, or who do not buy additional shares of common stock in the secondary market at the same or a lower price per share of common stock than the price per Share used in a conversion of preferred stock. The prospectus pursuant to which any offering of Shares by the Company at a price less than the then-current NAV per Share is made will include a chart for these examples based on the actual number of Shares in such offering and the actual discount to the most recently determined NAV per share. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only.

	Prior to Sale Below NAV per Share	Example 1 5% offering at 5% Discount		Example 2 10% offering at 10% Discount		Example 3 20% offering at 20% Discount		Example 4 25% offering at 25% Discount
		Following Sale	% Change	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.42	—	$7.89	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—	$7.50	—
Decrease to NAV per Share
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%	1,250,000	25.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%	$9.50	(5.00)%
Dilution to Stockholder
Shares Held by Stockholder A	10,000	10,000	—	10,000	—	10,000	—	10,000	—
Percentage Held by Stockholder A	1.00%	0.95%	(5.00)%	0.91%	(9.00)%	0.83%	(16.67)%	0.80%	(20.00)%
Total Asset Values
Total NAV Held by Stockholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%	$95,000	(5.00)%
Total Investment by Stockholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Stockholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—	$(5,000)	—
Per Share Amounts
NAV per Share Held by Stockholder A	—	$9.98	—	$9.91	—	$9.67	—	$9.50	—
Investment per Share Held by Stockholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Stockholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—	$(0.50)	—
Percentage Dilution to Stockholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%	—	(5.00)%

Impact on Existing Stockholders who Participate in the Offering
An existing stockholder of the Company who participates in an offering by the Company of Shares at a price below NAV per Share or who buys additional Shares in the secondary market at the same or lower price as obtained by the Company in the offering (after expenses and any underwriting discounts and commissions) will experience the same types of NAV per Share dilution as the nonparticipating stockholders, albeit at a lower level, to the extent they purchase less than the same percentage of the discounted offering as their interest in the Shares immediately prior to the offering. The level of NAV per Share dilution on an aggregate basis will decrease as the number of Shares such stockholders purchase increases. Existing stockholders of the Company who buy more than such percentage will experience NAV per Share dilution, but will, in contrast to existing stockholders of the Company who purchase less than their proportionate share of the offering, experience an increase (often called accretion) in NAV per Share over their investment per Share and will also experience a disproportionately greater increase in their participation in the Company’s earnings and assets and their voting power than the Company’s increase in assets, potential earning power and voting interests due to the offering. The level of accretion will increase as the excess number of Shares such stockholder purchases increases. Even a stockholder who over-participates will, however, be subject to the risk that the Company may make additional discounted offerings in the future in which such stockholder does not participate, in which case such stockholder will experience NAV per Share dilution as described above in such subsequent offerings. These stockholders may also experience a decline in the market price of their Shares, which often reflects, to some degree, announced or potential increases and decreases in NAV per Share. Their decrease could be more pronounced as the size of the Company’s offering and level of discount to NAV per Share increases.

The following examples assume that Issuer A has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current NAV and NAV per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive and accretive effect for Stockholder A in the hypothetical 25% discount offering from the prior chart, if Stockholder A were to acquire shares equal to (1) 50% of their proportionate share of the offering (i.e.,

1,250 shares, which is 0.50% of the offering of 250,000 shares rather than their 1.00% proportionate share) and (2) 150% of their proportionate share of the offering (i.e., 3,750 shares, which is 1.50% of the offering of 250,000 shares rather than their 1.00% proportionate share). The Company’s prospectus pursuant to which any offering of Shares by the Company at a price less than the then-current NAV per Share is made will include a chart for this example based on the actual number of Shares in such offering and the actual discount to the most recently determined NAV per share. It is not possible to predict the level of market price decline that may occur. These examples are provided for illustrative purposes only. Levels of dilution and accretion similar to those shown herein would apply under the above conditions to a common stockholder that became a common stockholder following such holder’s conversion of preferred stock.

	50% Participation		150% Participation		% Change
	Prior to Sale Below NAV per Share	Following Sale	% Change	Following Sale
Offering Price
Price per share to public	—	$7.89	—	$7.89	—
Net proceeds per share to issuer	—	$7.50	—	$7.50	—
Increases in Shares and Decrease to NAV per Share
Total shares outstanding	1,000,000	1,250,000	25.00%	1,250,000	25.00%
NAV per share	$10.00	$9.50	(5.00)%	$9.50	(5.00)%
(Dilution)/Accretion to Participating Stockholder A
Shares held by Stockholder A	10,000	11,250	12.50%	13,750	37.50%
Percentage held by Stockholder A	1.00%	0.90%	(10.00)%	1.10%	10.00%
Total Asset Values
Total NAV held by Stockholder A	$100,000	$106,875	6.88%	$130,625	30.63%
Total investment by Stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$100,000	$109,863	9.86%	$129,588	29.59%
Total (dilution)/accretion to Stockholder A (total NAV less total investment)	—	$(2,988)	—	$1,037	—
Per Share Amounts
NAV per share held by Stockholder A	—	$9.50	—	$9.50	—
Investment per share held by stockholder A (assumed to be $10.00 per share on shares held prior to sale)	$10.00	$9.77	(2.30)%	$9.42	(5.80)%
(Dilution)/accretion per share held by Stockholder A (NAV per share less investment per share)	—	$(0.27)	—	$0.08	—
Percentage (dilution)/accretion to Stockholder A (dilution/accretion per share divided by investment per share)	—	—	(2.76)%	—	0.21%

Notwithstanding the dilutive effect of any equity financing on the Company’s NAV per Share, the Board has considered the Company’s potential need to obtain additional capital for repayment of indebtedness, investment or other corporate purposes discussed in this proxy statement. With more capital to utilize, the Board believes that the Company may be able to pay down its outstanding indebtedness or make additional investments it considers to be attractive. The Board further believes that over time, the value of the incremental assets available for repayment of debt or other uses, taken together with the other factors previously discussed, may be reflected positively in the market price of the Shares and that such increases may exceed the initial dilutive effects that the Company is likely to experience in its NAV per Share due to offerings of Shares in accordance with the Share Issuance Proposal.

Potential Investors
The Company has not solicited any potential buyers of the Shares that it may elect to issue in any future offering of Shares to comply with the federal securities laws. No Shares are earmarked for management or other affiliated persons of the Company except that the Company has reserved Shares for issuance pursuant to the terms of its preferred stock issued on May 5, 2020 to an affiliate of the Company’s investment adviser. However, members of the Company’s management and other affiliated persons may participate in an offering of Shares by the Company on the same terms as others.
THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

OTHER BUSINESS
Under our Bylaws, the only matters that may be acted on at a special meeting of stockholders are those stated in the Notice. Accordingly, other than procedural matters relating to the proposal, no other business may properly come before the Meeting. Should any procedural matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxy to vote in accordance with their discretion on such procedural matters.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2022 annual meeting of stockholders pursuant to the SEC’s Rule 14a-8 must be received by us no later than December 28, 2021. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. All proposals should be addressed to the Secretary of the Company, Erik Barrios, One Vanderbilt Avenue, Suite 3400, New York, NY 10017.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals
A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2022 annual meeting of stockholders, other than stockholder proposals submitted pursuant to the SEC’s Rule 14a-8, must be submitted in accordance with the advance notice procedures and other requirements set forth in our Bylaws. These requirements are separate from the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our Bylaws require that, to be timely, a stockholder’s notice shall set forth all information required and shall be delivered to the Secretary at the principal executive office of the Company at the above address not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the Meeting. As a result, a stockholder’s notice pursuant to these provisions of our Bylaws must be received no earlier than November 28, 2021 and no later than 5:00 p.m., Eastern Time, on December 28, 2021; provided, however, that in the event that the date of the 2022 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the Meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of the 2022 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the 10th day following the day on which public announcement of the date of such meeting is first made.

ANNUAL REPORT
We will furnish, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 to any stockholder upon request. Requests should be directed to the Secretary of the Company, Erik Barrios, One Vanderbilt Avenue, Suite 3400, New York, NY 10017.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE OVER THE INTERNET, BY TELEPHONE OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Erik Barrios
Erik Barrios
Secretary

Date: September ___, 2021

TCG BDC, INC.
PRIVACY NOTICE
As part of our compliance with the provisions of certain privacy regulations issued by the United States federal government, we are required to provide you with notice of our policies and practices relating to the use and sharing of your personal information. For residents of the European Economic Area (“EEA”), please also refer to the EEA Investor Privacy Notice, which is available for your review on our website at https://tcgbdc.com/sites/default/files/2018-05/TCGBDCInc_EEA_Privacy_Notice.pdf.
We are committed to maintaining the confidentiality, integrity and security of our current and former investors’ non-public personal information. Accordingly, we have developed internal policies to protect confidentiality while allowing investors’ needs to be met. We will not disclose any non-public personal information about investors who are individuals, except to our affiliates and service providers as allowed by applicable law or regulation. In the normal course of serving our investors, information we collect may be shared with companies that perform various services such as our accountants and attorneys. We collect non-public information about you from the following sources:
•Information we receive on subscription agreements or other forms, such as name, address, account number and the types and amounts of investments; and
•    Information about transactions with us or our affiliates, such as participation in other investment programs, ownership of certain types of accounts or other account data and activity.
We may disclose the information that we collect from our investors or former investors, as described above, only to our affiliates and service providers and only as allowed by applicable law or regulation. Any party that receives this information will use it only for the services required by us and as allowed by applicable law or regulation, and is not permitted to share or use this information for any other purpose. To protect the non-public personal information of individuals, we permit access only by authorized personnel who need access to that information to provide services to the fund and its investors. In order to guard investors’ non-public personal information, we maintain physical, electronic and procedural safeguards that are designed to comply with applicable law.
Non-public personal information that we collect about you will generally be stored on secured servers located in the United States. An individual investor’s right to privacy extends to all forms of contact with us, including telephone, written correspondence and electronic media, such as the Internet.
Please be assured that we are committed to protecting the privacy of non-public information about you.
Sincerely,
TCG BDC, Inc.

PROXY CARD

TCG BDC, Inc. One Vanderbilt Avenue, Suite 3400 New York, NY 10017
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TCG BDC, INC.
PROXY IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON _______________, 2021

The undersigned stockholder of TCG BDC, Inc. (the “Company”) acknowledges receipt of the Notice of a Special Meeting of Stockholders of the Company and the Proxy Statement and hereby appoints Erik Barrios, Joshua Lefkowitz and Peter Gaunt, and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all of the shares of the Company which the undersigned is entitled to vote at a Special Meeting of Stockholders of the Company to be held virtually at https://www.virtualshareholdermeeting.com/CGBD2021SM on ________, 2021, at 8:30 a.m., local time, and at any postponements or adjournments thereof, as indicated on this proxy. The named proxies are also authorized to vote in their discretion on such other matters as may properly come before the Special Meeting of Stockholders or at any postponement or adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS, AND THE PROPOSAL (SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD) HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS AND RECOMMENDED FOR APPROVAL BY THE STOCKHOLDERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR A SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON ______________, 2021. The Proxy Statement is available at: www.proxyvote.com.

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]
TCG BDC, INC.

YOUR SIGNATURE IS REQUIRED FOR YOUR VOTE TO BE COUNTED.
Please sign this proxy card exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.

SIGNATURE (AND TITLE IF APPLICABLE)	DATE

SIGNATURE (IF HELD JOINTLY)	DATE

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BELOW, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS MADE AS REGARDS TO A PROPOSAL INCLUDED IN THE PROXY STATEMENT, SUCH VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” SUCH PROPOSAL.
TO VOTE, MARK ONE CIRCLE IN BLUE OR BLACK INK. Example: ●

Proposal(s):
		FOR	AGAINST	ABSTAIN

1	To approve a proposal to authorize the Company, with the approval of the Company’s Board of Directors, to sell or otherwise issue shares of the Company’s common stock, during the next 12 months following stockholder approval, at a price below the then-current net asset value per share, subject to certain limitations described in the proxy statement.

Please refer to the Company’s Proxy Statement for a discussion of the proposal.
You can vote on the Internet, by telephone or by marking, signing and returning this proxy card by mail. Please see the reverse side for instructions.
REMEMBER TO SIGN AND DATE ABOVE BEFORE MAILING IN YOUR VOTE. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PROXY CARDS MUST BE RECEIVED BY ____________, 2021 TO BE COUNTED.

THANK YOU FOR VOTING

[PROXY ID NUMBER HERE]	[BAR CODE HERE]	[CUSIP HERE]